UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2014 (May 19, 2014)

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Fourteenth Amendment to Eighth Restated Credit Facility
As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, our Board approved selling our Ark-La-Tex, Permian Basin, Gulf Coast, and North Texas properties in five property packages to implement our strategy of focusing our operations in the Mid-Continent area (the “Asset Sales”). As part of this divestiture, we were required to obtain a limited consent to such sales by our lenders under our Eighth Restated Credit Agreement (the “Credit Agreement”), as well as adopt certain amendments to the Credit Agreement. As a result, on May 19, 2014, we entered into a Limited Consent and Fourteenth Amendment to our Credit Agreement (the “Fourteenth Amendment”). Capitalized terms not otherwise defined herein have the meanings as set forth in the Credit Agreement. The Fourteenth Amendment includes the following material provisions, as more specifically described therein:

•	The Lenders consented to the Asset Sales.

•
The Asset Sales and the sale of the production related thereto could result in our hedging more than 100% of our production in violation of covenants in the Credit Agreement (as defined in the Fourteenth Amendment, a “Temporary Hedging Noncompliance”). The Lenders waived any covenant violations resulting from a Temporary Hedging Noncompliance until the end of the Specified Period, which ends on the earlier to occur of the date following the delivery of our second quarter 2014 Form 10-Q to the Administrative Agent or August 15, 2014, but only so long as:

◦
No Credit Party enters into any Swap Agreement during the Specified Period unless there is both (i) no Temporary Hedging Noncompliance at such time and (ii) such Swap Agreement, together with any other existing Swap Agreements for the applicable category of Hydrocarbons, will not cause a violation of Section 9.18 of the Credit Agreement;

◦
At any and all times during which there is a Temporary Hedging Noncompliance, the aggregate amount of Commitments under the Credit Agreement exceed the Credit Exposure by at least ten percent (10%) of the aggregate amount of Commitments; and

◦
The aggregated notional volumes of all of the Credit Parties’ commodity Swap Agreements then in effect (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) does not exceed 125% of the reasonably anticipated projected production from (i) Proved Reserves of oil and gas (but not natural gas liquids) of the Credit Parties and (ii) Proved Developed Producing Reserves of natural gas liquids of the Credit Parties, in each case for Oil and Gas Properties of the Credit Parties for any period as set forth in the most recent Reserve Report delivered to Administrative Agent under the Credit Agreement (as such report may be supplemented from time to time by the Credit Parties delivering to Administrative Agent updated well projections and other information reflecting the drilling activity, acquisitions, dispositions and other results of operations completed since the effective date of such Reserve Report) for each of oil, gas and natural gas liquids, calculated separately.

If we are noncompliant either (i) with the above waiver conditions during the Specified Period or (ii) following the Specified Period, we may be forced to unwind a limited number of hedges so as to regain compliance with the hedging covenants in the Credit Facility.

•
The Borrowing Base of the Credit Agreement will automatically decrease upon the closing of each of the five property packages. Upon successful closing of all five packages as planned, the Borrowing Base will be reduced from $600.0 million to $478.0 million.

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 21, 2014	CHAPARRAL ENERGY, INC.

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President